SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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STAR GAS PARTNERS, L.P.

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AMENDMENT TO KESTREL UNIT PURCHASE AGREEMENT BECOMES EFFECTIVE

REVISED SOROS GROUP RECAPITALIZATION PROPOSAL IS NOT SUPERIOR TO KESTREL TRANSACTION

Special Meeting to be Adjourned to March 28

STAMFORD, CT (March 16, 2006) – Star Gas Partners, L.P. (the “Partnership” or “Star”) (NYSE: SGU, SGH) announced today that the Contingent Amendment, which amends the Kestrel Unit Purchase Agreement to provide for an increase in the price of Kestrel’s equity investment and related rights offering, from $2.00 to $2.25 per common unit, has become effective.

The Partnership also announced that the board of directors (the “Board”) of Star Gas, LLC, the Partnership’s general partner, determined that the revised Soros Group proposal to recapitalize the Partnership is not a “Superior Proposal” under the terms of the amended Kestrel Unit Purchase Agreement.

As previously announced on March 13, 2006, the Partnership entered into a Contingent Amendment with Kestrel. The Contingent Amendment, by its terms, became effective upon the receipt of the Partnership of consents from 2/3 of Star’s senior noteholders, which consents the Partnership has now received. The Kestrel Unit Purchase Agreement (as amended, the “Amended Unit Purchase Agreement”) provides for an equity investment by Kestrel of $16.875 million at a price of $2.25 per common unit and a rights offering of $39.375 million to Star’s common unitholders at a price of $2.25 per common unit. The Amended Unit Purchase Agreement will result in the aggregate issuance of 25 million new common units (exclusive of new common units to be issued for notes in the noteholder tender and exchange and new common units to be issued to existing holders of Star’s senior subordinated and junior subordinated units). The Amended Unit Purchase Agreement will provide the Partnership with $56.250 million of cash, which represents an increase of $6.250 million over the original Kestrel Unit Purchase Agreement.

As previously announced on March 6, 2006, the Partnership received a revised proposal from a group consisting of Soros Fund Management, LLC, Atticus Capital LP and Almeida Oil Co., Inc. (collectively the “Soros Group”). This revised Soros Group proposal provides for an equity investment by the Soros Group of $32.5 million at a price of $3.25 per common unit, and a rights offering of $37.5 million to Star’s common unitholders at a price of $2.50 per common unit. The revised Soros Group proposal will result in the aggregate issuance of 25 million new common units (exclusive of new common units to be issued for notes in the noteholder tender and exchange and new common units to be issued to existing holders of Star’s senior subordinated and junior subordinated units). The revised Soros Group proposal would provide the Partnership with $70 million of cash, which represents an increase, after considering certain termination fee, expense reimbursement, incremental transaction expenses and interest costs which are estimated to aggregate approximately $9.5 million, of approximately $4.25 million in cash over the Kestrel Amended Unit Purchase Agreement. The $70 million of cash to the Partnership proposed in the revised Soros Group proposal represents an increase of $5 million over the original Soros Group proposal.

After carefully reviewing and considering the transaction risks, financial terms, timing considerations, market risks and potential benefits and detriments of the Amended Unit Purchase Agreement and the revised Soros Group proposal, and after consulting with its financial advisors and outside legal counsel, the Board concluded that the revised Soros Group proposal was not a “Superior Proposal” under the terms of the Amended Unit Purchase Agreement.

The revised Soros Group proposal was determined not to be superior for a number of reasons. The revised Soros Group proposal, like the original Soros Group proposal, has failed to provide any assurances of entering into acceptable lockup agreements with Star’s senior noteholders. The revised

Soros Group proposal mentioned the possibility of providing a bridge financing facility to avoid the risks associated with the Partnership’s senior noteholders; however, when asked for additional information, the Soros Group declined to provide any details as to the terms or amount of its supposed bridge financing facility. The revised Soros Group proposal continued to “assume” that the existing transactions with Star’s senior noteholders would remain the same and would be an integral part of the transactions contemplated by the Soros Group proposal. The lockup agreements with the senior noteholders terminate upon the termination of the Kestrel agreement, and the Soros Group proposal provided no assurances that similar lockup agreements would be entered into with the Partnership’s senior noteholders, that Star would be able to similarly resolve the dispute with its noteholders regarding the use of proceeds from the sale of its propane business or that Star would be able to deleverage its senior notes by up to $100 million.

After consulting with its financial advisors, the Board also concluded that the Kestrel Amended Unit Purchase Agreement provided the Partnership terms which were slightly better from a financial point of view than the revised Soros Group proposal. Under the revised Soros Group proposal the existing common unitholders must pay $2.50 per unit to purchase additional units offered in the rights offering, compared to the Amended Unit Purchase Agreement, which only requires existing common unitholders to pay $2.25 to participate. Factoring in the discrepancy in the number of units proposed to be offered pursuant to the Amended Unit Purchase Agreement and revised Soros rights offerings respectively, the existing common unitholder are afforded rights to purchase approximately 0.466 units for each existing common unit in the revised Soros Group proposal compared to approximately 0.544 units for each existing common unit under the Amended Unit Purchase Agreement. As a result, the existing unitholders’ ownership would be diluted to approximately 63.4% under the revised Soros Group proposal compared to being diluted to only approximately 66.8% under the Amended Kestrel Unit Purchase Agreement (assuming in all instances that the rights offerings would both be fully subscribed). Under various analyses relating to the use of the incremental cash in the two proposals (i.e., investing cash, reducing debt, repurchasing units or making accretive acquisitions), the Kestrel transaction yielded slightly greater potential long-term value to the existing common unitholders in all cases, assuming in all instances that the rights offerings in each proposal are fully subscribed. The Board also had some concern about the potential adverse income tax consequences to the Partnership’s unitholders who participate in the rights offering paying $2.50 per common unit while the Soros Group paid a higher price of $3.25 per common unit for the same Partnership interests.

While the Board recognized that the revised Soros Group proposal would provide additional cash to Star, after deducting the termination fee and expense reimbursement due under the Amended Unit Purchase Agreement and the estimated incremental transaction expenses and interest that would accrue during any period of delay on the senior notes which otherwise would have been repaid or converted to common units, the amount of additional cash provided to Star would only be approximately $4.25 million. The Board believed that this incremental amount of cash to the Partnership was outweighed by the additional dilution of the revised Soros Group proposal and the related uncertainty and risks of the revised Soros Group proposal described below.

The Board also considered the impact on the Partnership’s business and employees in light of the additional uncertainty about the Soros Group’s proposal, the time required to consummate a transaction with the Soros Group, and the related additional uncertainty associated with the due diligence review required to be undertaken by the Soros Group, and the additional effort and expense required to obtain a new vote of common and subordinated unitholders for the Soros Group’s revised proposal, and concluded that these factors could pose additional risks to the Partnership under the Soros Group proposal.

In comparing the revised Soros Group proposal to the Amended Unit Purchase Agreement, the Board concluded, based on the factors discussed above and the analyses performed by its financial advisors, the Kestrel transaction was slightly better, from a financial point of view, than the revised Soros Group proposal.

After weighing the relative timing, certainty and financial aspects of the revised Soros Group proposal as compared to the Kestrel transaction and its associated risks, the Board concluded that the incremental cash to Star of the revised Soros Group proposal was outweighed by the risk and uncertainty associated with the revised Soros Group proposal, the dilution to existing unitholders, expenses, timing, employee-related issues and the uncertainty that the Soros Group would be able to replicate in a timely manner the current arrangements with the Partnership’s senior noteholders, and accordingly, the Board could not at this time conclude that the Soros Group’s revised proposal was a “Superior Proposal.”

The Partnership announced that the Special Meeting of Star Gas unitholders currently scheduled for 11:00 a.m., local time, on March 24, 2006 will be convened solely for the purpose of adjourning the Special Meeting to 11:00 a.m., local time, on Tuesday, March 28, 2006. The Special Meeting is being adjourned so that Star may furnish its unitholders with supplemental proxy material describing, among other things, the information contained in this release sufficiently in advance of the Special Meeting. As previously announced, the Partnership will not be able to adjourn the Special Meeting past Tuesday, March 28, 2006 without Kestrel’s consent. Proxies submitted by unitholders on the original proxy card or the amended proxy card mailed with Star’s amended notice of meeting on March 14, 2006 will remain valid. Unitholders who have not yet voted or who wish to change their vote will have an opportunity to do so by voting on the amended proxy card which was included with the additional proxy materials mailed to unitholders on March 14, 2006 or by voting on the amended proxy card which will be included with the supplemental proxy materials which will be mailed to unitholders shortly.

The Partnership continues to believe that the agreement with Kestrel has a high likelihood of closing, subject to unitholder approval following the special meeting of Star’s unitholders. The Board of Directors of Star Gas recommends that the Partnership’s unitholders vote for approval and adoption of the Kestrel transaction.

Since the Board has concluded that the Soros Group proposal is not a “Superior Proposal,” Star is precluded under the Kestrel agreement from providing confidential information to, or entering into or participating in discussions or negotiations with, the Soros Group at this time.

The agreements relating to the Kestrel transaction can be found as exhibits to the Partnership’s Form 8-Ks, filed on December 5, 2005 and March 14, 2006. The Partnership filed proxy material relating to the Kestrel transaction on January 24, 2006, a supplement thereto relating to the initial Soros Group proposal on March 1, 2006 and additional proxy material relating to the revised Soros Group proposal and the Contingent Amendment on March 14, 2006. The Partnership will be sending supplemental proxy materials to unitholders regarding, among other things, the Board’s determination described in this release.

Forward Looking Information

This news release includes “forward-looking statements” which represent the Partnership’s expectations or beliefs concerning future events that involve risks and uncertainties, including those associated with the approval of the recapitalization; the effect of weather conditions on our financial performance; anticipated proceeds from weather insurance; the price and supply of home heating oil; the consumption patterns of our customers; our ability to obtain satisfactory gross profit margins; our ability to obtain new customers and retain existing customers; our ability to effect strategic acquisitions or redeploy underperforming assets; the ultimate disposition of excess proceeds from the sale of the propane segment should the recapitalization not be consummated; the impact of litigation; the ongoing impact of the business process redesign project at the heating oil segment and our ability to address issues related to that project; natural gas conversions; future union relations and the outcome of current and future union negotiations; the impact of current and future environmental, health and safety regulations; customer creditworthiness; and marketing plans. All statements other than statements of historical facts included in this news release are forward-looking statements. Although the Partnership believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors that could cause actual results to differ materially from the Partnership’s expectations (“Cautionary Statements”) are disclosed in this news release and in the Partnership’s Annual Report on Form 10-K for the year ended September 30, 2005 and its Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 2005, including without limitation and in conjunction with the forward-looking statements included in this news release. All subsequent written and oral forward-looking statements attributable to the Partnership or persons acting on its behalf are expressly qualified in their entirety by the Cautionary Statements. Unless otherwise required by law, the Partnership undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this news release.

About Star Gas Partners

Star Gas Partners, L.P. is the nation’s largest retail distributor of home heating oil. Additional information is available by obtaining the Partnership’s SEC filings and by visiting Star’s website at www.star-gas.com.

CONTACT:

Star Gas Partners

Investor Relations

203/328-7310

Robert Rinderman, Steven Hecht

Jaffoni & Collins Incorporated

212/835-8500 or SGU@jcir.com